Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Amendment No. 3 to Form F-4 of our report dated March 16, 2026, relating to the financial statements of Bleichroeder Acquisition Corp. II, as of December 31, 2025 and for the period from August 27, 2025 (Inception) through December 31, 2025, which is contained in this Registration Statement. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey

July 31, 2026